Exhibit 10.28

SECOND AMENDMENT TO

STANDARD MULTI-TENANT OFFICE LEASE – GROSS

This Second Amendment to Standard Multi-Tenant Office Lease – Gross (“Second Amendment”) is made and entered into effective as of May 29, 2018 (“Effective Date”), by and between RANCHO SUMMIT LLC, a California limited liability company (“Lessor”), and LIFE360 INC., a Delaware corporation (“Lessee”), with respect to the Lease, as defined below.

RECITALS

A.    WHEREAS, on or about April 24, 2015 Lessor and Lessee predecessor in interest executed a Standard Multi-Tenant Office Lease – Gross for the Premises commonly known as 1953 San Elijo Avenue, Suite 205, Cardiff By The Sea, California 92007 (the “Original Lease”). The terms of the Original Lease are fully incorporated herein by this reference. Lessor and Lessee predecessor in interest executed a First Amendment to Lease dated March 28, 2017 (the “First Amendment”). The terms of the First Amendment are fully incorporated herein by this reference. The Original Lease and the First Amendment are collectively referred to as the “Lease.”

B.    WHEREAS, the First Amendment served to add Suite 200 to be a part of the Premises and to extend the Term to March 31, 2019.

C.    WHEREAS, all capitalized terms not otherwise defined in this Second Amendment have the meanings given them in the Lease

D.    WHEREAS, Lessor and Lessee now desire to amend the Lease pursuant to the following terms and conditions:

NOW THEREFORE, in consideration of the foregoing facts and circumstances, the covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties do hereby agree as follows:

LEASE AMENDMENT

1.    Temporary Surrender of Suite 200. As of May 31, 2018 (the “Surrender Date”), Lessee shall totally have vacated and shall surrender Suite 200 to Lessor. Rent for Suite 200 shall terminate on the Surrender Date. Notwithstanding the foregoing, the Lease shall remain in full force and effect as to Suite 205, and the Base Rent set forth in the First Amendment for Suite 200 shall continue as set forth in the First Amendment. Notwithstanding the foregoing, assuming Lessee is not in default of this Lease beyond any applicable grace and/or cure period or the Lease has not been terminated prior to June 1, 2019, on June 1, 2019 (“Repossession Date”), Suite 200 shall be returned to Lessee and be a part of the Lease as if the temporary surrender had not occurred. From and after the Repossession Date the Base Rent for Suite 200 set forth in the First Amendment shall be the same as it would have been on June 1, 2019 in the First Amendment as if there had not been the temporary surrender. All of Lessee’s obligations under the Lease, including any indemnification obligations, related to Suite 200 only shall be suspended and null from the period commencing on the Surrender Date until the Repossession Date.

2.    Condition. On the Surrender Date, Lessee shall leave Suite 200 in the condition required under the terms of the Lease as if the Lease has terminated. On the Repossession Date, exclusive possession of Suite 200 shall be delivered to Lessee in vacant, broom-clean condition with all improvements located therein and Building Systems in good working order. If Suite 200 is not in such condition on the Repossession Date, the Repossession Date, and any obligations of Lessee related thereto, shall be delayed on a day for day basis until delivery in such condition.

3.    Rent Abatement. In exchange for the agreements of the Lessee contained in this Second Amendment, the Base Rent for the month of June, 2018, for Suite 205 shall be abated. Notwithstanding the foregoing abatement, the remaining obligations of Lessee under the Lease remain in full force and effect.

4.    Moving Expenses. Lessee acknowledges that Lessee will received a partial reimbursement of Lessees reasonable moving expense from the Lessor. The foregoing reimbursement shall be subject to paid within 10 days of submission of an itemized statement of expenses from third parties vendors along with receipts marked paid in full to Lessor. No other payment or reimbursement shall be made to Lessee by Lessor pursuant to this Second Amendment.

5.    Garage Storage. Lessee agrees that although Suite 200 is no longer a part of the Premises, the garage storage as set forth in the paragraph checked as “Other” shall continue to be a part of the Lease.

6.    Security Deposit. The Security Deposit for Suite 205 paid pursuant to the Assignment and Assumption of Lease dated effective on December 4, 2017, by which Lessee took the assignment of the Lease from Lessee’s predecessor in interest shall remain with Lessor. The Security Deposit for Suite 200 paid pursuant to the same shall be returned to Lessee within thirty (30) days of Lessee’s vacation of Suite 200.

7.    Extension. The current term of the Lease for Suite 205 shall be extended to June 30, 2019, from its current expiration date on the same terms and condition as they exist prior to the three month extension. After the end of the three-month extension the Lease shall become month-to-month on the same terms and conditions as they existed on the last month of the expired term of the Lease. In the event Suite 200 becomes a part of the Lease on June 1, 2019, it shall be a part of the Lease and subject to the foregoing provisions of this Section 7.

8.    No Other Modifications. Except as expressly set forth herein the Lease remains unchanged, unmodified and continues in full force and effect.

9.    Reaffirmation. As of the Effective Date Lessee reaffirms the Lease and acknowledges that except as specifically set forth in this Second Amendment, the Lease is unchanged, unmodified and remains in in full force and effect. Lessee further acknowledges that Lessor is not in breach of the Lease nor do any conditions exist that would lead to a breach of this Lease by Lessor in the future.

10.    Conflict. In the event of any conflict, inconsistency or ambiguity between the terms of this Second Amendment and the Lease, the terms of this Second Amendment shall govern and control.

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the Effective Date.

LESSOR:	LESSEE:

RANCHO SUMMIT LLC,	LIFE360, INC.,
a California limited liability company	a Delaware corporation

By: Torrey Pacific Corporation, a California corporation
Its: Manager	By: /s/ Alex Haro
Name: Alex Haro
By: /s/ Brian Staver	Title: President
Name: Brian Staver
Title: Authorized Agent

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